Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3131

HEALTH MANAGEMENT ASSOCIATES, INC.

PROVIDES ADDITIONAL INFORMATION PERTAINING TO

RECENTLY ANNOUNCED GENERAL COUNSEL RESIGNATON

NAPLES, FLORIDA (January 17, 2012) Health Management Associates, Inc. (NYSE: HMA) announced today that it is providing additional information pertaining to the January 10, 2012 Securities and Exchange Commission’s (“SEC”) Form 8-K filing announcing Timothy R. Parry’s resignation as General Counsel and Secretary.

On January 16, 2012, Health Management’s Senior Vice President of Human Resources, Patrick Lombardo, received a letter from Timothy R. Parry, indicating Mr. Parry’s intent to clarify that his departure from Health Management was based on personal reasons alone and that any speculation that it was related to the Meyer vs. Health Management Associates, Inc. wrongful termination litigation is entirely incorrect.

The text of the letter, in its entirety, follows:

“Dear Patrick:

Unfortunately, it appears the media and stock market wrongly connected my departure from the Company with the Company’s litigation in the Paul Meyer case.

It is my intent with this letter to hopefully clear up and end this speculation. Let me be clear - I resigned from the Company purely for personal reasons, my reasons are my reasons alone, and they have absolutely nothing to do with the Meyer case.

Sincerely,

S/ Timothy R. Parry

Timothy R. Parry”

Health Management Associates, Inc. / Page 2

“Tim has been a valued member of Health Management’s leadership team for the past 16 years, serving as General Counsel for 14 of those years. We are grateful for his years of service to our Company and wish him the very best,” said Gary D. Newsome, President and Chief Executive Officer of Health Management Associates, Inc. “We will continue our search for a new General Counsel and get back to the task at hand, enabling America’s best local healthcare.”

The Meyer v. Health Management Associates, Inc. lawsuit recently received public attention that inaccurately characterized the parties’ allegations and legal claims against each other. “Paul Meyer, as a former Health Management employee, has filed an individual wrongful termination lawsuit,” explains Susan J. Toepfer, Esq., defense counsel for Health Management in the Meyer lawsuit. “The facts will show that Meyer was terminated for insubordinately refusing to cooperate with Health Management’s efforts to comply with its legal obligations under a government subpoena. More specifically, Meyer refused to return documents that were company property and were necessary for Health Management to continue its full and complete cooperation with the government’s request for information.”

The failure of any employee, in this case Meyer, to fully and completely cooperate with the company in response to a subpoena is so fundamentally adverse to the intent and purpose of our compliance department and program that Health Management took immediate and decisive action to terminate Meyer. The facts in the Meyer case will establish that it is Health Management’s wholehearted commitment to full and complete compliance that led to Meyer’s termination.

“Health Management takes very seriously and is committed to ensuring that its hospitals and associates are compliant with all federal and state rules and regulations,” added Newsome. “Based upon this long-standing commitment, Health Management has established and maintained a robust compliance program and policies, as well as a compliance department with a highly qualified staff headed by former FBI agent, Matt Tormey, Vice President of Compliance and Security. Mr. Tormey has a direct reporting line to the Health Management Board of Directors, through the audit committee and the CEO, as the integrity of the organization is of paramount importance.”

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Health Management Associates, Inc. / Page 3

Health Management enables America’s best local health care by providing the people, processes, capital and expertise necessary for its hospital and physician partners to fulfill their local missions of delivering superior health care services. Health Management, through its subsidiaries, operates 66 hospitals, with approximately 10,400 licensed beds, in non-urban communities located throughout the United States.

All references to “Health Management” and the “Company” used in this release refer to Health Management Associates, Inc. and its affiliates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “plans,” “could” and other similar words. All statements addressing operating performance, events or developments that Health Management Associates, Inc. expects or anticipates will occur in the future, including but not limited to incurrence of indebtedness, projections of revenue, income or loss, capital expenditures, earnings per share, debt structure, bad debt expense, capital structure, repayment of indebtedness, other financial items and operating statistics, statements regarding the plans and objectives of management for future operations, innovations, or market service development, statements regarding acquisitions, joint ventures, divestitures and other proposed or contemplated transactions (including but not limited to statements regarding the potential for future acquisitions and perceived benefits of acquisitions), statements of future economic performance, statements regarding the effects and/or interpretations of recently enacted or future health care laws and regulations, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact, are considered to be “forward-looking statements.”

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Health Management Associates, Inc. / Page 4

Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Health Management Associates, Inc.’s most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q, under the headings entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Health Management Associates, Inc.’s underlying assumptions prove incorrect, actual results could vary materially from those currently anticipated. In addition, undue reliance should not be placed on Health Management Associates, Inc.’s forward-looking statements. Except as required by law, Health Management Associates, Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

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